Exhibit 99.1

Media Release
Property Solutions Worldwide

FOR IMMEDIATE RELEASE	Contact:	Janice McDill, 312.698.6707 janice.mcdill@grubb-ellis.com
Grubb & Ellis Company Reports
Fiscal 2007 First Quarter Results
CHICAGO (Nov. 7, 2006) — Grubb & Ellis Company (NYSE: GBE), a leading provider of integrated real estate services, today reported fiscal 2007 first quarter revenue of $117.3 million, a decrease of 2.9 percent from revenue of $120.7 million in the year ago period. Net loss to common stockholders for the first fiscal quarter was $106.2 million, or ($4.30) per diluted share, compared with net income of $2.2 million, or $0.14 per diluted share in the year earlier period. As previously reported, first quarter earnings were negatively impacted by the GAAP treatment of the exchange of the Company’s preferred shares for common stock in conjunction with the 10-million-share public equity offering that closed July 6. Excluding the $105.3 million charge to earnings attributable to the preferred stock exchange, of which $95.2 million was non-cash, the net loss for the first fiscal quarter was $1.0 million, or ($0.04) per diluted share.
     “Our first quarter financial performance reflects a company in the early stages of its repositioning and investment phase, specifically as a result of shifts we have made to both our people and our breadth of services, and the time it takes for those changes to translate into meaningful financial results. As we have previously stated, we expect to see fluctuations in revenue over the next several quarters as we continue to make the investments necessary to position Grubb & Ellis for long-term success,” said Mark E. Rose, Chief Executive Officer of Grubb & Ellis Company. “We are encouraged by the second consecutive quarter of margin improvement and that Washington, D.C., New York, Chicago and Atlanta — all offices in which we have made considerable investments — performed well in the first quarter.”
     Rose added, “We remain confident in our business model and our ability to execute the growth strategies outlined in our five-year plan.”
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Grubb & Ellis Company
500 West Monroe Street, Suite 2800 Chicago, IL 60661 312.698.6700 312.698.5941 fax

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Grubb & Ellis Company Reports Fiscal 2007 First Quarter Results

     He noted that the Company continued to focus and execute on its four primary strategic key initiatives during the first quarter. The initiatives are to raise client service to a new level by delivering innovative, integrated solutions; expand the Company’s domestic presence; broaden service lines, including capital markets capabilities; and build a sustainable global platform.
Fiscal 2007 First Quarter Highlights
•	Added national corporate finance capabilities to provide a full range of corporate financing solutions to corporate clients.
•	Smurfit-Stone named Grubb & Ellis its exclusive provider of real estate lease administration and transaction services in North America, bringing the number of multi-service wins during calendar 2006 to five.
•	Hired by Sterling American Property Inc., and Greenville Partners, LLC to manage and lease 10 Penn Center, one of Philadelphia’s signature Class A office properties. This win was a result of the Company’s focus on building its agency leasing business.
•	Awarded disposition of SOMA Square, a $50-million mixed-use property in downtown San Francisco.
•	Corporate Services Group won a strategic consulting assignment from the City of San Diego to recommend changes to the city’s practices of managing real estate.
•	Closed public offering that raised proceeds of $44.4 million for the Company, net of discounts and commissions.
“We are investing for our future in a manner that supports the tenets of our growth strategy,” said Shelby Sherard, Executive Vice President and Chief Financial Officer. “Grubb & Ellis will continue to seek opportunities for operational efficiencies with a focus on increased productivity.”
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Grubb & Ellis Company Reports Fiscal 2007 First Quarter Results

Financial Results
EBITDA (earnings before interest, taxes, depreciation and amortization) was $0.8 million in the first fiscal quarter of 2007, compared with $4.0 million in the year earlier period. As anticipated, the lower year-over-year net income and EBITDA results are due in large part to the Company’s investment in its growth initiatives and people.
     In the first quarter, cost of services was 75.1 percent of total revenue, down from 75.8 percent in the year earlier period. These costs are primarily comprised of transaction commission expenses, which are incurred as a percentage of the related transaction revenue, and reimbursable salaries, wages and benefits that are fully offset by management services fees received from Grubb & Ellis clients. For the second consecutive quarter the Company recognized an overall decline in transaction commission expenses as a percentage of transaction services fees. Gross margin for the first quarter of fiscal 2007 improved to 24.9 percent, up from 24.2 percent in the same period a year ago.
     General and administrative costs, including salaries and wages, were $30.3 million in the fiscal first quarter, up from $26.6 million reported during the same period in 2005. In the first quarter of fiscal 2007, salaries and wages increased 10.8 percent from the same period a year ago, a result of continued investment in professionals, including key business leaders in New York, to build and expand strategic offices and core services.
Transaction Services
Transaction Services fees, including commission, valuation and consulting revenue, declined 4.6 percent to $69.8 million in the first quarter, from $73.1 million in the year earlier period. The decline can be attributed to the changing mix of the Company’s brokerage sales force as management continues to focus on broker productivity.
     At Sept. 30, Grubb & Ellis had 903 brokers, down slightly from 906 at June 30, 2006. The Company experienced strong recruiting momentum in October, including the addition of four top-performing brokers from GVA Advantis in Bethesda, Md., a highly regarded four-person team in Denver, two senior-level brokers in New York City and six brokers in Chicago.
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Grubb & Ellis Company Reports Fiscal 2007 First Quarter Results

Management Services
Management Services fees include reimbursed salaries, wages and benefits, and fees from property management and facilities outsourcing services, along with business services fees. Fiscal first quarter fees totaled $47.5 million, flat with the $47.6 million generated in the first fiscal quarter of 2006. The segment is focused on improving the quality of its management portfolio by cross-selling its services to existing clients and focusing on higher-margin business.
Outlook
“We continue to put the pieces in place that will allow us to deliver on our long-term strategic vision,” Rose said. “As we reshape Grubb & Ellis, we will opportunistically fill in our service, management and market gaps with an eye toward creating a company with the tools and leadership necessary to drive revenue and bring margins in line with our competitors. Although we still expect our results to fluctuate in the near term, we are encouraged by the top-line growth we’ve seen in those markets in which we have made investments. Going forward, we intend to further leverage Grubb & Ellis’ extensive platform and powerful brand recognition to drive higher revenue and earnings results.”
Conference Call & Webcast
The company’s fiscal 2007 first quarter earnings conference call will be held today at 10 a.m. CT. A live webcast will be accessible through the Investor Relations section of the Company’s Web site at www.grubb-ellis.com. The direct dial-in number for the conference call is 1.888.873.4896 for domestic callers and 1.617.213.8850 for international callers. The conference call ID number is 23558627. An audio replay will be available beginning today at 12 p.m. CT until 5 p.m. CT on Tue. Nov. 14, and can be accessed by dialing: 1.888.286.8010, and entering conference call ID 67965165. In addition, the conference call audio will be archived on the company’s Web site following the call.
Grubb & Ellis Company
Grubb & Ellis Company is one of the world’s leading full-service commercial real estate organizations, providing a complete range of transaction, management and consulting services. By leveraging local expertise with its global reach, Grubb & Ellis offers innovative, customized solutions and seamless service to owners, corporate occupants and investors throughout the globe. For more information, visit the Company’s Web site at http://www.grubb-ellis.com.
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Forward-looking Statement
Except for historical information, statements included in this announcement may constitute forward-looking statements regarding, among other things, future revenue growth, market trends, new business opportunities, new hires, results of operation, changes in expense levels and profitability and effects on the Company of changes in the real estate markets. These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results and performance in future periods to be materially different from any future results or performance suggested by these statements. Such factors which could adversely affect the Company’s ability to obtain these results include, among other things: (i) the volume of sales and leasing transactions and prices for real estate in the real estate markets generally; (ii) a general or regional economic downturn that could create a recession in the real estate markets; (iii) the Company’s debt level and its ability to make interest and principal payments; (iv) an increase in expenses related to new initiatives, investments in people, technology and service improvements; (v) the success of new initiatives and investments; and (vi) other factors described in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2006 and in the Company’s other filings with the Securities and Exchange Commission (including the Registration Statement on Form S-1, as amended, registration number 331-133659).
Non-GAAP Financial Information
In addition to the results reported in accordance with U.S. generally accepted accounting principles (GAAP) included within this press release, Grubb & Ellis has provided certain information, which includes non-GAAP financial measures. Such information is reconciled to its closest GAAP measure in accordance with the Securities and Exchange Commission rules and is included in the attached supplemental data. Management believes that these non-GAAP financial measures are useful to both management and its stockholders in their analysis of the Company’s business and operating performance. Management also uses this information for operational planning and decision-making purposes. Non-GAAP financial measures are not and should not be considered a substitute for any GAAP measure. Additionally, non-GAAP financial measures as presented by Grubb & Ellis may not be comparable to similarly titled measures reported by other companies.
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GRUBB & ELLIS COMPANY
Condensed Consolidated Statements of Income
(in thousands, except share data)
(unaudited)

	Three Months Ended
	September 30,
	2006	2005
Services revenue Transaction fees	$69,755	$73,133
Management fees, including reimbursed salaries, wages and benefits	47,506	47,604

Total services revenue	117,261	120,737

Costs of services Transaction commissions	44,151	47,073
Reimbursable salaries, wages and benefits	34,966	34,932
Salaries, wages and benefits and other direct costs	8,978	9,560

Total costs of services	88,095	91,565
General and administrative costs Salaries, wages and benefits	15,824	14,278
Selling, general and administrative	12,565	10,893
Depreciation and amortization	1,940	1,478

Total costs	118,424	118,214

Total operating income (loss)	(1,163)	2,523
Other income and expenses Interest income	321	224
Interest expense	(530)	(538)

Income (loss) before income taxes	(1,372)	2,209
Benefit (provision) for income taxes	251	(34)

Net income (loss) before equity method investment	(1,121)	2,175
Income from equity method investment		150	—

Net income (loss)	(971)	2,175
Preferred stock redemption	(105,267)	—

Net income (loss) to common stockholders	$(106,238)	$2,175

Weighted average shares outstanding (diluted)	24,698,879	15,386,986

Earnings per share — diluted	$(4.30)	$0.14

Net income (loss)	$(971)	$2,175
Depreciation and amortization	1,940	1,478
Interest, net	209	314
Income tax (benefit) provision	(251)	34
Minority joint venture interest	(150)	—

EBITDA [1]	$777	$4,001

1.	EBITDA represents earnings before interest, taxes, depreciation and amortization. Management believes that EBITDA is relevant because it assists investors in evaluating the Company’s ability to service its debt by providing a commonly used measure of cash available to pay interest. EBITDA should not be considered as an alternative to net income (loss) or cash flows from operating activities (which are determined in accordance with GAAP), as an indicator of operating performance or a measure of liquidity. EBITDA also facilitates comparison of the Company’s results of operations with those companies having different capital structures. Other companies may define EBITDA differently, and, as a result, such measures may not be comparable to the Company’s EBITDA.
Grubb & Ellis Company financial statements are reported for first quarters ended September 30, 2006 and September 30, 2005.

GRUBB & ELLIS COMPANY
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	Sept 30,	June 30,
	2006	2006
Assets
Cash and cash equivalents	$15,145	$16,613
Services fees receivable, net	11,588	12,528
Other receivables	3,163	5,185
Professional service contracts, net	4,198	3,914
Prepaid and other current assets	4,568	3,442
Deferred tax assets, net	2,256	1,182

Total current assets	40,918	42,864
Equipment, software and leasehold improvements, net	9,455	9,908
Goodwill, net	24,763	24,763
Equity method investment	4,608	2,945
Professional service contracts, net	5,748	6,028
Other assets	5,113	7,715

Total assets	$90,605	$94,223

Liabilities and Stockholders’ Equity
Accounts payable	$4,468	$4,112
Commissions payable	6,981	6,699
Accrued compensation and employee benefits	14,486	11,931
Deferred commissions payable	3,119	1,012
Other accrued expenses	8,536	9,117

Total current liabilities	37,590	32,871
Credit facility debt	—	40,000
Accrued claims and settlements	4,460	4,396
Other liabilities	5,294	5,430

Total liabilities	47,344	82,697
Total stockholders’ equity	43,261	11,526

Total liabilities and stockholders’ equity	$90,605	$94,223

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